News Release	The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

P&G ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2024 RESULTS
Q4 ’24: Net Sales 0%; Organic Sales +2%; Diluted EPS -7%; Core EPS +2%
FY ’24: Net Sales +2%; Organic Sales +4%; Diluted EPS +2%; Core EPS +12%

CINCINNATI, July 30, 2024 - The Procter & Gamble Company (NYSE:PG) reported fourth quarter and fiscal year 2024 results.

“Fiscal year 2024 was another year of strong results for P&G,” said Jon Moeller, Chairman of the Board, President and Chief Executive Officer. “The team met or exceeded our going-in plans for organic sales growth, core EPS growth, cash generation and cash returned to shareowners in a challenging economic and geopolitical environment. As we look forward to fiscal 2025, we expect to deliver strong organic sales growth, EPS growth and free cash flow productivity – each in-line with our long-term growth algorithm. We remain committed to our integrated strategy – a focused product portfolio of daily use categories where performance drives brand choice, superiority (of product performance, packaging, brand communication, retail execution and consumer and customer value), productivity, constructive disruption and an agile and accountable organization – all aimed at delivering sustainable, balanced growth and value creation.”

Fiscal Year ($ billions, except EPS)
GAAP	2024	2023	% Change	Non-GAAP*	2024	2023	% Change
Net Sales	$84.0	$82.0	+2%	Organic Sales	n/a	n/a	+4%
Diluted EPS	$6.02	$5.90	+2%	Core EPS	$6.59	$5.90	+12%

Fourth Quarter ($ billions, except EPS)
GAAP	2024	2023	% Change	Non-GAAP*	2024	2023	% Change
Net Sales	$20.5	$20.6	—%	Organic Sales	n/a	n/a	+2%
Diluted EPS	$1.27	$1.37	(7)%	Core EPS	$1.40	$1.37	+2%
* Please refer to Exhibit 1 - Non-GAAP Measures for the definition and reconciliation of these measures to the related GAAP measures.

Fiscal Year 2024 Results

The Company reported fiscal year 2024 net sales of $84.0 billion, an increase of two percent versus the prior year. Organic sales, which excludes the impacts of foreign exchange and acquisitions and divestitures, increased four percent. Higher pricing contributed four points of growth to organic sales. Shipment volumes and mix were unchanged versus the prior year.

Diluted net earnings per share were $6.02, an increase of two percent versus prior year as the increase in net sales was partially offset by a non-cash charge to impair the carrying value of the Gillette trade name intangible asset and higher non-core restructuring charges. Core net earnings per share increased by 12% to $6.59. Currency-neutral core EPS increased 16% versus the prior year EPS.

The Company generated operating cash flow of $19.8 billion and net earnings of $15.0 billion for the fiscal year. Adjusted free cash flow productivity was 105%, which is calculated as operating cash flow less capital spending and certain other items, as a percentage of net earnings excluding the Gillette impairment charge and non-cash charge for accumulated foreign currency translation losses due to the substantial liquidation of operations in certain Enterprise Markets, including Nigeria.

The Company returned over $14 billion of value to shareholders in fiscal 2024 via $9.3 billion in dividend payments and $5 billion of share repurchases. With the dividend increase in April 2024, this marks the 68th consecutive year that P&G has increased its dividend and the 134th consecutive year that P&G has paid a dividend since its incorporation in 1890.

April-June Quarter Results
The Company reported fiscal year 2024 fourth quarter net sales of $20.5 billion, unchanged versus the prior year. A one percent increase in all-in volume and one percent increase due to higher pricing were offset by two percentage points of unfavorable foreign exchange impacts. Organic sales, which excludes the impacts of foreign exchange and acquisitions and divestitures, increased two percent. Excluding the impacts of acquisitions and divestitures, organic volume increased two percent. Mix had a neutral impact on sales growth for the quarter.

Diluted net earnings per share were $1.27, a decrease of seven percent versus the prior year driven primarily by higher restructuring charges related to the substantial liquidation of operations in certain Enterprise Markets, including Nigeria. Core net earnings per share increased two percent to $1.40. Currency-neutral core EPS increased six percent versus the prior year EPS.

Operating cash flow was $5.8 billion and net earnings were $3.1 billion, with adjusted free cash flow productivity of 148%.

April-June Quarter Business Discussion

April - June 2024	Volume	Foreign Exchange	Price	Mix	Other (2)	Net Sales	Organic Volume	Organic Sales
Net Sales Drivers (1)
Beauty	(1)%	(3)%	3%	—%	—%	(1)%	1%	3%
Grooming	2%	(7)%	5%	—%	—%	—%	2%	7%
Health Care	2%	(1)%	2%	1%	(1)%	3%	1%	4%
Fabric & Home Care	2%	(1)%	(1)%	1%	(1)%	—%	3%	2%
Baby, Feminine & Family Care	(1)%	(2)%	—%	—%	—%	(3)%	(1)%	(1)%
Total P&G	1%	(2)%	1%	—%	—%	—%	2%	2%
(1)    Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
(2)    Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.

•Beauty segment organic sales increased three percent versus year ago. Skin and Personal Care organic sales were unchanged as growth from increased pricing was offset by lower sales of the super-premium SK-II brand and in Greater China. Hair Care organic sales increased high single digits driven by increased pricing and favorable product mix due to growth of premium products.
•Grooming segment organic sales increased seven percent versus year ago driven by increased pricing primarily in Latin America and volume growth from innovation.
•Health Care segment organic sales increased four percent versus year ago. Oral Care organic sales increased high single digits due to premium product mix and volume growth in North America and Europe. Personal Health Care organic sales were unchanged as growth due to pricing and volume increases were offset by unfavorable mix due to lower incidence of cough and cold.
•Fabric and Home Care segment organic sales increased two percent versus year ago. Fabric Care organic sales were unchanged as volume growth driven by North America and Europe was offset by lower pricing due to increased promotional spending. Home Care organic sales increased high single digits due to volume growth from innovation and favorable product mix.
•Baby, Feminine and Family Care segment organic sales declined one percent versus year ago. Baby Care organic sales decreased mid-single digits due to volume declines from share losses, partially offset by premium product mix. Feminine Care organic sales increased low single digits driven by increased pricing and favorable product mix. Family Care organic sales were unchanged as volume growth was offset by unfavorable product mix.

Diluted net earnings per share were $1.27 for the quarter, a decrease of seven percent versus the prior year driven primarily by higher restructuring charges related to the substantial liquidation of operations in certain Enterprise Markets, including Nigeria. Core net earnings per share increased by two percent to $1.40. Currency-neutral core EPS were up six percent versus the prior year EPS.

Reported gross margin for the quarter increased 120 basis points versus year ago. Core gross margin for the quarter increased 140 basis points versus year ago, 180 basis points on a currency-neutral basis. The increase was driven by 210 basis points of productivity savings, 100 basis points of lower commodity costs and 40 basis points of pricing benefit. These were partially offset by 130 basis points of unfavorable product mix and 40 basis points of product/package reinvestments and other impacts.

Reported selling, general and administrative expense (SG&A) as a percentage of sales increased 260 basis points versus the prior year. Core selling, general and administrative expense (SG&A) as a percentage of sales increased 240 basis points versus year ago and 240 basis points on a currency-neutral basis. The increase was driven by 300 basis points of marketing reinvestments and 30 basis points of wage inflation and overhead investments, partially offset by 40 basis points of productivity savings and 50 basis points of net sales growth leverage and other impacts.

Reported operating margin for the quarter decreased 140 basis points due primarily to higher restructuring charges. Excluding 40 basis points of non-core restructuring charges, core operating margin for the quarter decreased 100 basis points versus the prior year, 60 basis points on a currency-neutral basis. Core operating margin included gross productivity savings of 250 basis points.

Limited Market Portfolio Restructuring
In December 2023, the Company announced a limited market portfolio restructuring of its business operations, primarily in certain Enterprise Markets, including Argentina and Nigeria, to address challenging macroeconomic and fiscal conditions. In connection with this announcement, the Company said that it expects to record incremental restructuring charges of $1.0 to 1.5 billion after tax, including foreign currency translation losses to be recognized upon the substantial liquidation of operations in the affected markets.
As of June 30, 2024, the Company has substantially liquidated its operations in certain Enterprise Markets, including Nigeria, and recorded a non-cash charge of $216 million after tax for accumulated currency translation losses. On July 1, 2024, the Company completed the divestiture of its business in Argentina. The Company expects to record a non-cash charge of approximately $750 million for accumulated currency translation losses in the first quarter of the fiscal year ended June 30, 2025.

Intangible Asset Impairment
In the October-December 2023 quarter of the fiscal year 2024, the Company recorded a $1.3 billion before tax ($1.0 billion after tax) non-cash impairment charge, on intangible assets acquired as part of the Company’s acquisition of The Gillette Company.
The impairment charge arose from a reduction in the estimated fair value of the Gillette indefinite-lived intangible asset due to a higher discount rate, weakening of several currencies relative to the U.S. dollar and the impact of the non-core restructuring program described above. This impairment charge adjusted the carrying value of the Gillette indefinite-lived intangible asset to fair value.

Fiscal Year 2025 Guidance
P&G expects fiscal year 2025 all-in sales growth in the range of two to four percent versus the prior year. Foreign exchange is expected to be a headwind of approximately one percentage point to all-in sales growth. The Company expects organic sales growth in the range of three to five percent.

P&G expects fiscal 2025 diluted net earnings per share growth in the range of 10% to 12% versus fiscal 2024 GAAP EPS of $6.02. P&G expects its fiscal 2025 core net earnings per share growth in the range of five to seven percent versus fiscal 2024 core EPS of $6.59. This outlook equates to a range of $6.91 to $7.05 per share, with a mid-point estimate of $6.98, or an increase of 6%.

The Company said its outlook estimates a net headwind of around $500 million after-tax from unfavorable commodity costs and unfavorable foreign exchange. The net headwind equates to a $0.20 per share for fiscal 2025, or a three percentage drag on core EPS growth.

In addition, the prior fiscal year included benefits from minor brand divestitures and tax impacts that are unlikely to repeat to the same extent in the new fiscal year. Combined, these are an additional $0.10 to $0.12 headwind to core EPS.

The Company is not able to reconcile its forward-looking non-GAAP cash flow and tax rate measures without unreasonable efforts given the unpredictability of the timing and amounts of discrete items, such as acquisitions, divestitures, or impairments, which could significantly impact GAAP results.

P&G said it expects a core effective tax rate to be in the range of 20% to 21% in fiscal 2025.

Capital spending is estimated to be in the range of four to five percent of fiscal 2025 net sales.

P&G said it expects adjusted free cash flow productivity of 90% and expects to pay around $10 billion in dividends and to repurchase $6 to $7 billion of common shares in fiscal 2025.

Forward-Looking Statements

Certain statements in this release, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "future," "opportunity," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result" and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, except to the extent required by law.

Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, currency exchange or pricing controls; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to effect the expected share repurchases and dividend payments; (3) the ability to successfully manage uncertainties related to changing political and geopolitical conditions and potential implications such as exchange rate fluctuations, market contraction, boycotts, sanctions, or other trade controls; (4) the ability to manage disruptions in credit markets or to our banking partners or changes to our credit rating; (5) the ability to maintain key manufacturing and supply arrangements (including execution of supply chain optimizations and sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to various factors, including ones outside of our control, such as natural disasters, acts of war or terrorism or disease outbreaks; (6) the ability to successfully manage cost fluctuations and pressures, including prices of commodities and raw materials and costs of labor, transportation, energy, pension and healthcare; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy, packaging content, supply chain practices or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third-party relationships, such as our suppliers, contract manufacturers, distributors, contractors and external business partners; (11) the ability to rely on and maintain key company and third-party information and operational technology systems, networks and services and maintain the security and functionality of such systems, networks and services and the data contained therein; (12) the ability to successfully manage the demand, supply and operational challenges, as well as governmental responses or mandates, associated with a disease outbreak, including epidemics, pandemics or similar widespread public health concerns; (13) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to changing consumer habits, evolving digital marketing and selling platform requirements and technological advances attained by, and patents granted to, competitors; (14) the ability to successfully manage our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company’s overall business strategy and financial objectives, without impacting the delivery of base business objectives; (15) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes while successfully identifying, developing and retaining key employees, including in key growth markets where the availability of skilled or experienced employees may be limited; (16) the ability to successfully manage current and expanding regulatory and legal requirements and matters (including, without limitation, those laws and regulations involving product liability, product and packaging composition, manufacturing processes, intellectual property, labor and employment, antitrust, privacy, cybersecurity and data protection, artificial intelligence, tax, the environment, due diligence, risk oversight, accounting and financial reporting) and to resolve new and pending matters within current estimates; (17) the ability to manage changes in applicable tax laws and regulations; and (18) the ability to successfully achieve our ambition of reducing our greenhouse gas emissions and delivering progress towards our environmental sustainability priorities.

For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit https://www.pg.com for the latest news and information about P&G and its brands. For other P&G news, visit us at https://www.pg.com/news.
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P&G Media Contacts:
Wendy Kennedy, 513.780.7212
Jennifer Corso, 513.983.2570
P&G Investor Relations Contact:
John Chevalier, 513.983.9974

Category: PG-IR

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Consolidated Earnings Information
	Three Months Ended June 30			Fiscal Year Ended June 30
	2024	2023	% Chg	2024	2023	% Chg
NET SALES	$20,532	$20,553	—%	$84,039	$82,006	2%
Cost of products sold	10,348	10,613	(2)%	40,848	42,760	(4)%
GROSS PROFIT	10,183	9,940	2%	43,191	39,246	10%
Selling, general and administrative expense	6,299	5,778	9%	23,305	21,112	10%
Indefinite-lived intangible asset impairment charge	—	—		1,341	—
OPERATING INCOME	3,884	4,162	(7)%	18,545	18,134	2%
Interest expense	(220)	(240)	(8)%	(925)	(756)	22%
Interest income	107	116	(8)%	473	307	54%
Other non-operating income, net	98	195	(50)%	668	668	—%
EARNINGS BEFORE INCOME TAXES	3,870	4,233	(9)%	18,761	18,353	2%
Income taxes	726	841	(14)%	3,787	3,615	5%
NET EARNINGS	3,144	3,392	(7)%	14,974	14,738	2%
Less: Net earnings/(loss) attributable to non controlling interests	7	8	(13)%	95	85	12%
NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE	$3,137	$3,384	(7)%	$14,879	$14,653	2%

EFFECTIVE TAX RATE	18.8%	19.9%		20.2%	19.7%

NET EARNINGS PER COMMON SHARE: (1)
Basic	$1.30	$1.40	(7)%	$6.18	$6.07	2%
Diluted	$1.27	$1.37	(7)%	$6.02	$5.90	2%

DIVIDENDS PER COMMON SHARE	$1.0065	$0.9407	7%	$3.8286	$3.6806	4%
Diluted Weighted Average Common Shares Outstanding	2,472.2	2,477.5		2,471.9	2,483.9

COMPARISONS AS A % OF NET SALES			Basis Pt Change			Basis Pt Change
Gross margin	49.6%	48.4%	120	51.4%	47.9%	350
Selling, general and administrative expense	30.7%	28.1%	260	27.7%	25.7%	200
Operating margin	18.9%	20.3%	(140)	22.1%	22.1%	—
Earnings before income taxes	18.8%	20.6%	(180)	22.3%	22.4%	(10)
Net earnings	15.3%	16.5%	(120)	17.8%	18.0%	(20)
Net earnings attributable to Procter & Gamble	15.3%	16.5%	(120)	17.7%	17.9%	(20)
(1)Basic net earnings per common share and Diluted net earnings per common share are calculated on Net earnings attributable to Procter & Gamble.
Amounts in millions of dollars except per share amounts or as otherwise specified. Certain columns and rows may not add due to rounding.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Consolidated Earnings Information
	Three Months Ended June 30, 2024
	Net Sales	% Change Versus Year Ago	Earnings/(Loss) Before Income Taxes	% Change Versus Year Ago	Net Earnings/(Loss)	% Change Versus Year Ago
Beauty	$3,724	(1)%	$690	(17)%	$536	(17)%
Grooming	1,657	—%	395	(7)%	311	(10)%
Health Care	2,674	3%	433	7%	325	9%
Fabric & Home Care	7,265	—%	1,598	(5)%	1,240	(5)%
Baby, Feminine & Family Care	5,009	(3)%	1,109	(11)%	847	(12)%
Corporate	202	N/A	(355)	N/A	(116)	N/A
TOTAL	$20,532	—%	$3,870	(9)%	$3,144	(7)%

	Three Months Ended June 30, 2024
	(Percent Change vs. Year Ago) (1)
	Volume with Acquisitions & Divestitures	Volume Excluding Acquisitions & Divestitures	Foreign Exchange	Price	Mix	Other (2)	Net Sales Growth
Beauty	(1)%	1%	(3)%	3%	—%	—%	(1)%
Grooming	2%	2%	(7)%	5%	—%	—%	—%
Health Care	2%	1%	(1)%	2%	1%	(1)%	3%
Fabric & Home Care	2%	3%	(1)%	(1)%	1%	(1)%	—%
Baby, Feminine & Family Care	(1)%	(1)%	(2)%	—%	—%	—%	(3)%
TOTAL	1%	2%	(2)%	1%	—%	—%	—%

	Fiscal Year Ended June 30, 2024
	Net Sales	% Change Versus Year Ago	Earnings/(Loss) Before Income Taxes	% Change Versus Year Ago	Net Earnings/(Loss)	% Change Versus Year Ago
Beauty	$15,220	1%	$3,805	(5)%	$2,963	(7)%
Grooming	6,654	4%	1,845	2%	1,477	1%
Health Care	11,793	5%	2,941	7%	2,258	6%
Fabric & Home Care	29,495	4%	7,339	16%	5,687	18%
Baby, Feminine & Family Care	20,277	—%	5,253	14%	4,020	13%
Corporate	601	N/A	(2,422)	N/A	(1,430)	N/A
TOTAL	$84,039	2%	$18,761	2%	$14,974	2%

	Fiscal Year Ended June 30, 2024
	(Percent Change vs. Year Ago) (1)
	Volume with Acquisitions & Divestitures	Volume Excluding Acquisitions & Divestitures	Foreign Exchange	Price	Mix	Other (2)	Net Sales Growth
Beauty	—%	—%	(2)%	4%	(1)%	—%	1%
Grooming	1%	1%	(5)%	8%	—%	—%	4%
Health Care	(1)%	(1)%	—%	4%	2%	—%	5%
Fabric & Home Care	1%	1%	(1)%	3%	1%	—%	4%
Baby, Feminine & Family Care	(2)%	(2)%	(2)%	3%	1%	—%	—%
TOTAL	—%	—%	(2)%	4%	—%	—%	2%
(1)    Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
(2)    Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.
Amounts in millions of dollars except per share amounts or as otherwise specified. Certain columns and rows may not add due to rounding.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Consolidated Statements of Cash Flows
	Fiscal Year Ended June 30
	2024	2023
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF YEAR	$8,246	$7,214
OPERATING ACTIVITIES
Net earnings	14,974	14,738
Depreciation and amortization	2,896	2,714
Share-based compensation expense	562	545
Deferred income taxes	(244)	(453)
Loss/(gain) on sale of assets	(215)	(40)
Indefinite-lived intangible asset impairment charge	1,341	—
Change in accounts receivable	(766)	(307)
Change in inventories	(70)	(119)
Change in accounts payable and accrued and other liabilities	1,814	313
Change in other operating assets and liabilities	(1,414)	(1,107)
Other	969	564
TOTAL OPERATING ACTIVITIES	19,846	16,848
INVESTING ACTIVITIES
Capital expenditures	(3,322)	(3,062)
Proceeds from asset sales	346	46
Acquisitions, net of cash acquired	(21)	(765)
Other investing activity	(507)	281
TOTAL INVESTING ACTIVITIES	(3,504)	(3,500)
FINANCING ACTIVITIES
Dividends to shareholders	(9,312)	(8,999)
Additions to short-term debt with original maturities of more than three months	3,528	17,168
Reductions in short-term debt with original maturities of more than three months	(7,689)	(13,031)
Net additions/(reductions) to other short-term debt	857	(3,319)
Additions to long-term debt	3,197	3,997
Reductions of long-term debt	(2,335)	(1,878)
Treasury stock purchases	(5,006)	(7,353)
Impact of stock options and other	1,905	1,269
TOTAL FINANCING ACTIVITIES	(14,855)	(12,146)
EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(251)	(170)
CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	1,235	1,032
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF YEAR	$9,482	$8,246

Amounts in millions of dollars except per share amounts or as otherwise specified. Certain columns and rows may not add due to rounding.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Condensed Consolidated Balance Sheets
	June 30, 2024	June 30, 2023
Cash and cash equivalents	$9,482	$8,246
Accounts receivable	6,118	5,471
Inventories	7,016	7,073
Prepaid expenses and other current assets	2,095	1,858
TOTAL CURRENT ASSETS	24,709	22,648
PROPERTY, PLANT AND EQUIPMENT, NET	22,152	21,909
GOODWILL	40,303	40,659
TRADEMARKS AND OTHER INTANGIBLE ASSETS, NET	22,047	23,783
OTHER NONCURRENT ASSETS	13,158	11,830
TOTAL ASSETS	$122,370	$120,829

Accounts payable	$15,364	$14,598
Accrued and other liabilities	11,073	10,929
Debt due within one year	7,191	10,229
TOTAL CURRENT LIABILITIES	33,627	35,756
LONG-TERM DEBT	25,269	24,378
DEFERRED INCOME TAXES	6,516	6,478
OTHER NONCURRENT LIABILITIES	6,398	7,152
TOTAL LIABILITIES	71,811	73,764
TOTAL SHAREHOLDERS' EQUITY	50,559	47,065
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$122,370	$120,829

The Procter & Gamble Company
Exhibit 1: Non-GAAP Measures
The following provides definitions of the non-GAAP measures used in Procter & Gamble's July 30, 2024, earnings release and the reconciliation to the most closely related GAAP measure. We believe that these measures provide useful perspective on underlying business trends (i.e., trends excluding non-recurring or unusual items) and results and provide a supplemental measure of period-to-period results. The non-GAAP measures described below are used by management in making operating decisions, allocating financial resources and for business strategy purposes. These measures may be useful to investors, as they provide supplemental information about business performance and provide investors a view of our business results through the eyes of management. These measures are also used to evaluate senior management and are a factor in determining their at-risk compensation. These non-GAAP measures are not intended to be considered by the user in place of the related GAAP measures but rather as supplemental information to our business results. These non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items or events being adjusted. The Company is not able to reconcile its forward-looking non-GAAP cash flow and tax rate measures because the Company cannot predict the timing and amounts of discrete items such as acquisition and divestitures, which could significantly impact GAAP results.
The Core earnings measures included in the following reconciliation tables refer to the equivalent GAAP measures adjusted as applicable for the following items:
•Incremental restructuring: The Company has historically had an ongoing level of restructuring activities of approximately $250 - $500 million before tax. On December 5, 2023, the Company announced a limited market portfolio restructuring of its business operations, primarily in certain Enterprise Markets, including Argentina and Nigeria. The adjustment to Core earnings includes the restructuring charges that exceed the normal, recurring level of restructuring charges.
•Intangible asset impairment: In the fiscal year ended June 30, 2024, the Company recognized a non-cash, after-tax impairment charge of $1.0 billion ($1.3 billion before tax) to adjust the carrying value of the Gillette intangible asset acquired as part of the Company's 2005 acquisition of The Gillette Company.
We do not view the above items to be part of our sustainable results, and their exclusion from core earnings measures provides a more comparable measure of year-on-year results. These items are also excluded when evaluating senior management in determining their at-risk compensation.

Organic sales growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions and divestitures and foreign exchange from year-over-year comparisons. We believe this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. This measure is used in assessing the achievement of management goals for at-risk compensation.
Core EPS and Currency-neutral EPS: Core net earnings per share, or Core EPS, is a measure of diluted net earnings per common share (diluted EPS) adjusted for items as indicated. Currency-neutral EPS is a measure of the Company's Core EPS excluding the incremental current year impact of foreign exchange. Management views these non-GAAP measures as useful supplemental measures of Company performance over time.
Core gross margin and Currency-neutral Core gross margin: Core gross margin is a measure of the Company's gross margin adjusted for items as indicated. Currency-neutral Core gross margin is a measure of the Company's Core gross margin excluding the incremental current year impact of foreign exchange. Management believes these non-GAAP measures provide a supplemental perspective to the Company’s operating efficiency over time.
Core selling, general and administrative (SG&A) expense as a percentage of sales and Currency-neutral Core SG&A expense as a percentage of sales: Core SG&A expense as a percentage of sales is a measure of the Company's selling, general and administrative expense as a percentage of net sales adjusted for items as indicated. Currency-neutral Core SG&A expense as a percentage of sales is a measure of the Company's Core selling, general and administrative expense as a percentage of net sales excluding the incremental current year impact of foreign exchange. Management believes these non-GAAP measures provides a supplemental perspective to the Company's operating efficiency over time.
Core operating margin and Currency-neutral Core operating margin: Core operating margin is a measure of the Company's operating margin adjusted for items as indicated. Currency-neutral Core operating margin is a measure of the Company's Core operating margin excluding the incremental current year impact of foreign exchange. Management believes these non-GAAP measures provide a supplemental perspective to the Company’s operating efficiency over time.
Adjusted free cash flow: Adjusted free cash flow is defined as operating cash flow less capital spending and excluding payments for the transitional tax resulting from the U.S. Tax Act. Adjusted free cash flow represents the cash that the Company is able to generate after taking into account planned maintenance and asset expansion. We view adjusted free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends, share repurchases, acquisitions and other discretionary investments.

Adjusted free cash flow productivity: Adjusted free cash flow productivity is defined as the ratio of adjusted free cash flow to net earnings excluding the Gillette indefinite-lived intangible asset impairment charge and non-cash charge for accumulated foreign currency translation losses related to the substantial liquidation of operations in certain Enterprise Markets, including Nigeria. We view adjusted free cash flow productivity as a useful measure to help investors understand P&G’s ability to generate cash. Adjusted free cash flow productivity is used by management in making operating decisions, in allocating financial resources and for budget planning purposes. This measure is also used in assessing the achievement of management goals for at-risk compensation.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES Reconciliation of Non-GAAP Measures
	Three Months Ended June 30, 2024				Three Months Ended June 30, 2023
Amounts in millions except per share amounts	As Reported (GAAP)	Incremental Restructuring	Intangible Impairment	Core (Non-GAAP)	As Reported (GAAP) (1)
Cost of products sold	$10,348	$(45)	$—	$10,303	$10,613
Gross profit	10,183	45	—	10,229	9,940
Gross margin	49.6%	0.2%	—%	49.8%	48.4%
Currency impact to Core gross margin				0.4%
Currency-neutral Core gross margin				50.2%
Selling, general and administrative expense	6,299	(28)	—	6,271	5,778
Selling, general and administrative expense as a % of net sales	30.7%	(0.2)%	—%	30.5%	28.1%
Currency impact to Core selling, general and administrative expense as a % of net sales				—%
Currency-neutral Core selling, general and administrative expense as a % of net sales				30.5%
Operating income	3,884	73	—	3,958	4,162
Operating margin	18.9%	0.4%	—%	19.3%	20.3%
Currency impact to Core operating margin				0.4%
Currency-neutral Core operating margin				19.7%
Other non-operating income, net	98	248	—	346	195
Income taxes	726	(6)	—	720	841
Net earnings attributable to P&G	3,137	327	—	3,464	3,384
				Core EPS
Diluted net earnings per common share (2)	$1.27	$0.13	$—	$1.40	$1.37
Currency impact to Core EPS				$0.05
Currency-neutral Core EPS				$1.45
Diluted weighted average common shares outstanding	2,472.2				2,477.5
Common shares outstanding - June 30, 2024	2,357.1
(1)For the period ending June 30, 2023, there were no adjustments to or reconciling items for Core EPS.
(2)Diluted net earnings per common share are calculated on Net earnings attributable to Procter & Gamble.

CHANGE VERSUS YEAR AGO
Gross margin				120	BPS
Core gross margin				140	BPS
Currency-neutral Core gross margin				180	BPS
Selling, general and administrative expense as a % of net sales				260	BPS
Core selling, general and administrative expense as a % of net sales				240	BPS
Currency-neutral Core selling, general and administrative as a % of net sales				240	BPS
Operating margin				(140)	BPS
Core operating margin				(100)	BPS
Currency-neutral Core operating margin				(60)	BPS
Diluted EPS				(7)%
Core EPS				2%
Currency-neutral Core EPS				6%

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES Reconciliation of Non-GAAP Measures
	Fiscal Year Ended June 30, 2024				Fiscal Year Ended June 30, 2023
Amounts in millions except per share amounts	As Reported (GAAP)	Incremental Restructuring	Intangible Impairment	Core (Non-GAAP)	As Reported (GAAP) (1)
Cost of products sold	$40,848	$(70)	$—	$40,778	$42,760
Gross profit	43,191	70	—	43,261	39,246
Gross margin	51.4%	0.1%	—%	51.5%	47.9%
Currency impact to Core gross margin				0.6%
Currency-neutral Core gross margin				52.1%
Selling, general and administrative expense	23,305	(33)	—	23,273	21,112
Selling, general and administrative expense as a % of net sales	27.7%	—%	—%	27.7%	25.7%
Currency impact to Core selling, general and administrative expense as a % of net sales				(0.2)%
Currency-neutral Core selling, general and administrative expense as a % of net sales				27.5%
Operating income	18,545	103	1,341	19,988	18,134
Operating margin	22.1%	0.1%	1.6%	23.8%	22.1%
Currency impact to Core operating margin				0.8%
Currency-neutral Core operating margin				24.6%
Other non-operating income, net	668	248	—	916	668
Income taxes	3,787	(25)	315	4,077	3,615
Net earnings attributable to P&G	14,879	376	1,026	16,281	14,653
				Core EPS
Diluted net earnings per common share (2)	$6.02	$0.15	$0.42	$6.59	$5.90
Currency impact to Core EPS				$0.23
Currency-neutral Core EPS				$6.82
Diluted weighted average common shares outstanding	2,471.9				2,483.9
Common shares outstanding - June 30, 2024	2,357.1
(1)For the fiscal year ended June 30, 2023, there were no adjustments to or reconciling items for Core EPS.
(2)Diluted net earnings per common share are calculated on Net earnings attributable to Procter & Gamble.

CHANGE VERSUS YEAR AGO
Gross margin				350	BPS
Core gross margin				360	BPS
Currency-neutral Core gross margin				420	BPS
Selling, general and administrative expense as a % of net sales				200	BPS
Core selling, general and administrative expense as a % of net sales				200	BPS
Currency-neutral Core selling, general and administrative as a % of net sales				180	BPS
Operating margin				—	BPS
Core operating margin				170	BPS
Currency-neutral Core operating margin				250	BPS
Diluted EPS				2%
Core EPS				12%
Currency-neutral Core EPS				16%

Organic sales growth:
The reconciliation of reported sales growth to organic sales is as follows:

April - June 2024	Net Sales Growth	Foreign Exchange Impact	Acquisition & Divestiture Impact/Other (1)	Organic Sales Growth
Beauty	(1)%	3%	1%	3%
Grooming	—%	7%	—%	7%
Health Care	3%	1%	—%	4%
Fabric & Home Care	—%	1%	1%	2%
Baby, Feminine & Family Care	(3)%	2%	—%	(1)%
Total Company	—%	2%	—%	2%
(1)Acquisition & Divestiture Impact/Other includes the volume and mix impact of acquisitions and divestitures and rounding impacts necessary to reconcile net sales to organic sales.

Total Company	Net Sales Growth	Foreign Exchange Impact	Acquisition & Divestiture Impact/Other (1)	Organic Sales Growth
FY 2024	2%	2%	—%	4%
(1)Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.

Total Company	Net Sales Growth	Combined Foreign Exchange & Acquisition/Divestiture Impact	Organic Sales Growth
FY 2025 (Estimate)	+2% to +4%	+1%	+3% to +5%
Core EPS growth:

Total Company	Diluted EPS Growth	Impact of change in Non-Core Items (1)	Core EPS Growth
FY 2025 (Estimate)	+10% to +12%	-5%	+5% to +7%
(1)Includes the impact of Gillette indefinite-lived intangible asset impairment charge and incremental non-core restructuring charges incurred in fiscal 2024 and expected impact of a non-cash charge of approximately $750 million for accumulated foreign currency translation losses in the first quarter of the fiscal year ended June 30, 2025
Adjusted free cash flow (dollars in millions):

Three Months Ended June 30, 2024
Operating Cash Flow	Capital Spending	Adjusted Free Cash Flow
$5,754	$(783)	$4,971

Fiscal Year Ended June 30, 2024
Operating Cash Flow	Capital Spending	U.S. Tax Act Payments	Adjusted Free Cash Flow
$19,846	$(3,322)	$422	$16,946
Adjusted free cash flow productivity (dollars in millions):

Three Months Ended June 30, 2024
Adjusted Free Cash Flow	Net Earnings	Adjustments to Net Earnings (1)	Net Earnings as Adjusted	Adjusted Free Cash Flow Productivity
$4,971	$3,144	$216	$3,360	148%
(1) Adjustments to Net Earnings relate to non-cash charge for accumulated foreign currency translation losses due to the substantial liquidation of operations in certain Enterprise Markets, including Nigeria.

Fiscal Year Ended June 30, 2024
Adjusted Free Cash Flow	Net Earnings	Adjustments to Net Earnings (1)	Net Earnings as Adjusted	Adjusted Free Cash Flow Productivity
$16,946	$14,974	$1,242	$16,216	105%
(1) Adjustments to Net Earnings relate to the Gillette indefinite-lived intangible asset impairment charge ($1.0 billion) and non-cash charge for accumulated foreign currency translation losses ($216) due to the substantial liquidation of operations in certain Enterprise Markets, including Nigeria.